    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2005
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                ----------------
                            CONSUMERS ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

          MICHIGAN                             4939                       38-0442310
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification No.)

                                ONE ENERGY PLAZA
                             JACKSON, MICHIGAN 49201
                                  517-788-0550
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                 THOMAS J. WEBB
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            CONSUMERS ENERGY COMPANY
                                One Energy Plaza
                             Jackson, Michigan 49201
                                  517-788-0351
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                            ROBERT C. SHROSBREE, ESQ.
                            ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                                One Energy Plaza
                             Jackson, Michigan 49201
                                  517-768-7323
                                 ---------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               -------------------
If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
                                ----------------
                         CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM  PROPOSED MAXIMUM
                                                                      OFFERING PRICE       AGGREGATE       AMOUNT OF
           TITLE OF EACH CLASS OF                      AMOUNT TO BE        PER             OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                    REGISTERED        UNIT(1)          PRICE(1)           FEE
---------------------------------------------------------------------------------------------------------------------
4.40% First Mortgage Bonds due 2009, Series N........  $150,000,000        100%        $ 150,000,000     $ 17,655.00

5.00% First Mortgage Bonds due 2012, Series O........   300,000,000        100%          300,000,000       35,310.00

5.50% First Mortgage Bonds due 2016, Series P........   350,000,000        100%          350,000,000       41,195.00

Total................................................  $800,000,000        100%        $ 800,000,000     $ 94,160.00
=====================================================================================================================

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

WE HERE BY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT CONSUMMATE THE EXCHANGE OFFER UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED JANUARY 31, 2005

                             Preliminary Prospectus

                                  $800,000,000

                             [CONSUMERS ENERGY LOGO]

                            CONSUMERS ENERGY COMPANY

                       Exchange Offer for all Outstanding

                  4.40% First Mortgage Bonds due 2009, Series K
                  5.00% First Mortgage Bonds due 2012, Series L
                  5.50% First Mortgage Bonds due 2016, Series M

       The Exchange Offer will expire at 5:00 p.m., New York City time, on
                  _________________, 2005 unless we extend it.

                           Terms of the Exchange Offer

                             -----------------------

We are offering to exchange new registered 4.40% First Mortgage Bonds due 2009, Series N for all of our old unregistered 4.40% First Mortgage Bonds due 2009, Series K; new registered 5.00% First Mortgage Bonds due 2012, Series O, for all of our old unregistered 5.00% First Mortgage Bonds due 2012, Series L; and new registered 5.50% First Mortgage Bonds due 2016, Series P for all old unregistered 5.50% First Mortgage Bonds due 2016, Series M.

The terms of the new bonds will be identical in all material respects to the terms of the old bonds, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old bonds will not be applicable to the new bonds. The new bonds will have the same financial terms and covenants as the old bonds, and will be subject to the same business and financial risks. Any outstanding old bonds not validly tendered will remain subject to existing transfer restrictions.

Subject to the satisfaction or waiver of specified conditions, we will exchange the new bonds for all old bonds that are validly tendered and not withdrawn by you at any time prior to the expiration of the Exchange Offer as described in this prospectus.

The new bonds will not be listed on any securities exchange or included in any automatic quotation system.

We will not receive any proceeds for the exchange.

We are not asking you for a proxy and you are requested not to send us a proxy.

     THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 16.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus is January 31, 2005

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Important Notice about Information in this Prospectus...............         1
Where You Can Find More Information.................................         2
Forward-Looking Statements and Information..........................         3
Summary.............................................................         6
Risk Factors........................................................        16
Use of Proceeds.....................................................        25
Ratio of Earnings to Fixed Charges..................................        25
Description of the New Bonds........................................        26
Ratings.............................................................        34
The Exchange Offer .................................................        34
Certain United States Federal Income Tax Consequences...............        44
Plan of Distribution................................................        47
Legal Opinions......................................................        47
Experts.............................................................        48

              IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

      You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different or to make any representations about us or about the transactions we discuss in this prospectus. If you receive information about these matters that is not included in this prospectus, you must not rely on that information. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") under File No. 1-5611. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, on the web site of our parent company at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus.

      We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and about our finances.

      - Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on July 21, 2004

      - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 4, 2004

      - Current Reports on Form 8-K filed on January 22, 2004, March 18, 2004, June 3, 2004, August 20, 2004, September 1, 2004, October 6,
            2004, October 12, 2004, October 13, 2004, October 19, 2004, December 6, 2004, December 8, 2004, December 13, 2004, January 12, 2005,
            January 14, 2005, January 20, 2005 and January 27, 2005

      The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") after the date of this prospectus, until the Exchange Offer is terminated, are also incorporated by reference into this prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document modifies or supersedes such statement.

      We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Consumers Energy Company
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

This prospectus includes or incorporates by reference forward-looking statements. From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements have been and will be made in this prospectus and in our other written documents (such as press releases, visual presentations and securities disclosure documents) and oral presentations (such as analyst conference calls). Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in our documents or oral presentations, we intend the words "anticipate," "believe," "estimate," "expect," "forecast," "intend," "objective," "plan," "possible," "potential," "project," "projection," and variations of such words and similar expressions to target forward-looking statements that involve risk and uncertainty.

Any or all of our forward-looking statements in oral or written statements or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, we cannot guarantee any forward-looking statement.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, there are numerous factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements. Such factors include our inability to predict and/or control:

            - capital and financial market conditions, including the price of the common stock of CMS Energy Corporation, our parent company ("CMS ENERGY"), and the effect of such market conditions on our pension plan, interest rates and access to the capital markets, as well as availability of financing to us or CMS Energy or any of its affiliates, and the energy industry;

            - market perception of the energy industry, us and CMS Energy, or any of our affiliates;

            -     credit ratings of us, CMS Energy or any of its affiliates;

            - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents or electric transmission or gas pipeline system constraints;

            - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

            - adverse regulatory or legal decisions, including those related to environmental laws and regulations;

            - the extent of favorable regulatory treatment and regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC") relating to the Michigan Customer Choice and Electricity Reliability Act of 2000 (the "CUSTOMER CHOICE ACT"), including:

            - recovery of stranded costs incurred due to customers choosing alternative energy suppliers;

            - recovery of Clean Air Act costs and other environmental and safety-related expenditures;

            - power supply and natural gas supply costs when energy supply and oil prices are increasing rapidly;

            - timely recognition in rates of additional equity investments in Consumers; and

            - adequate and timely recovery of additional electric and gas rate-based expenditures;

      - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment and regulatory decisions that limit our recovery of capacity and fixed energy payments;

      - federal regulation of electric sales and transmission of electricity, including re-examination by federal regulators of the market-based sales authorizations by which our affiliates participate in wholesale power markets without price restrictions;

      - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

      - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain of our energy commodity contracts, and possibly other types of contracts in the future, which may have, in any given period, a significant positive or negative effect on earnings, which could change dramatically or be eliminated in subsequent periods or could add to earnings volatility;

      - potential disruption or interruption of facilities or operations due to accidents or terrorism, and the ability to obtain or maintain insurance coverage for such events;

      - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

      -     technological developments in energy production, delivery and usage;

      -     achievement of capital expenditure and operating expense goals;

      - changes in financial or regulatory accounting principles or policies;

      - outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

      - limitations on our ability to control the development or operation of projects in which our subsidiaries have a minority interest;

      - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

      - other business or investment considerations that may be disclosed from time to time in CMS Energy's or our SEC filings or in other publicly issued written documents;

      - other uncertainties that are difficult to predict and many of which are beyond our control; and

      -     the factors identified under "Risk Factors" beginning on page 16.

Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. In particular, you should read the discussion in the section entitled "Forward-Looking Statements and Risk Factors" in our most recent reports to the SEC on Form 10-K/A and Form 10-Q or Form 8-K filed subsequent to such Form 10-K/A and Form 10-Q.

                                     SUMMARY

      This summary may not contain all the information that may be important to you. You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety before making an investment decision. The terms "Consumers", "Company", "our", "us", and "we" as used in this document refer to Consumers Energy Company and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only Consumers Energy Company. In this document, "MW" means megawatts.

                            CONSUMERS ENERGY COMPANY

      Consumers, a wholly-owned subsidiary of CMS Energy, is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents in Michigan's lower peninsula. Consumers' electric operations include the generation, purchase, distribution and sale of electricity. It provides electric services in 61 of the 68 counties of Michigan's lower peninsula. In 2003, Consumers' electric utility owned and operated 30 electric generating plants with an aggregate of 6,435 MW of capacity and served 1.77 million customers in Michigan's lower peninsula. Consumers' gas utility operation purchases, transports, stores, distributes and sells natural gas. It renders gas sales and delivery service in 44 of the 68 counties in Michigan's lower peninsula. In 2003, Consumers' gas utility owned and operated over 25,055 miles of distribution mains and 2,408 miles of transmission lines throughout the lower peninsula of Michigan, providing natural gas to 1.67 million customers. Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0550.

                               RECENT DEVELOPMENTS

THIRD QUARTER 2004 RESULTS OF OPERATIONS

NET INCOME AVAILABLE TO COMMON STOCKHOLDER

  SEPTEMBER 30,            2004      2003       CHANGE
                           ----      ----       ------
                                  (UNAUDITED)
                                 (IN MILLIONS)
Three months ended         $ 34      $ 33       $  1
Nine months ended           162       172        (10)

      For the three months ended September 30, 2004, our net income increased $1 million versus the same period in 2003 primarily due to increases in gas revenues, electric fuel recovery revenues, earnings from the MCV Partnership, reductions in general tax expense and increased interest income. The annual unbilled gas volume analysis led to an increase in accrued gas revenues of $7 million versus the 2003 results. In addition, gas revenues increased net income $1 million due to the interim MPSC gas rate order issued in December 2003. The Customer Choice Act authorized us to recognize interest income on the excess of capital expenditures over our depreciation base. The increase in interest income offset higher operating expenses, benefiting net income $4 million. Net income also increased $1 million versus the same period in 2003 due to the absence of a prior year underrecovery of power supply cost recovery revenue versus cost. Further, net income increased $3 million due to a decrease in general taxes from decreased property tax expense. Finally, net income increased $2 million due to higher earnings from the MCV Partnership reflecting increases in the fair value of certain long-term gas contracts.

      Decreased electric delivery revenues and increased interest charges substantially offset these increases to net income. Decreased electric delivery revenues reduced net income by $13 million, primarily due to milder summer temperatures, tariff revenue reductions, and the continued loss of commercial and industrial customers switching to alternative electric suppliers, as allowed by the Customer Choice Act. An increase in interest expense decreased net income $4 million due to greater average borrowings, partially offset by a reduction in the average rate of interest.

      For the nine months ended September 30, 2004, our net income decreased $10 million versus the same period in 2003. Electric delivery revenues decreased net income $28 million due to milder summer weather, tariff revenue reductions, and the continued loss of customers to alternative electric suppliers, as allowed by the Customer Choice Act. The milder weather lowered gas delivery revenues, decreasing net income by $7 million. Earnings from the MCV Partnership declined $6 million primarily due to increases in non-recoverable fuel costs incurred at the natural gas-fueled, combined-cycle cogeneration facility operated by the MCV Partnership (the "MCV FACILITY"). In addition, net income was decreased $12 million due to higher interest expense from greater average borrowings, partially offset by a reduction in our average interest rate. Higher general taxes decreased net income $7 million due to a 2003 reduction in Michigan small business tax expense to reflect the benefit of CMS Energy's receipt of approval to file consolidated tax returns for the years 2000 and 2001. Further, in 2003, under provisions of the Customer Choice Act, the excess or recovery of power supply cost recovery revenues over power supply cost recovery costs benefited net income. In contrast, in 2004, power supply cost recovery overrecoveries must be reserved for possible future refund and, consequently, do not benefit net income. This change in the treatment of power supply cost recovery overrecoveries reduced net income $2 million.

      Partially offsetting these reductions to net income were $31 million in benefits relating primarily to reduced depreciation expense and increases in interest income. The Customer Choice Act authorized us to defer electric depreciation on the excess of capital expenditures over our depreciation base and recognize interest income on the excess capital expenditures. Gas depreciation expense also declined in the nine months ended September 30, 2004 versus the same period in 2003 due to the interim MPSC gas rate order issued in December 2003. This interim order also authorized a gas rate increase that benefited net income by $8 million. Finally, net income benefited from the absence of a $12 million charge taken in 2003. The 2003 charge reflected a decline in the market value of CMS Energy stock held by us.

STRANDED COST ORDER

      On November 23, 2004, the MPSC issued an order authorizing Consumers to collect its combined 2002 and 2003 "net" stranded costs under the Customer Choice Act, of approximately $63.2 million. The amount, including interest at an annual rate of 7 percent, will be collected through use of a stranded cost recovery charge of 1.2 mills per kilowatt-hour starting in December 2004 until fully collected. The order also approved a methodology for the calculation of stranded costs.

2003 GAS RATE CASE AND 2001 GAS DEPRECIATION CASE

      On December 2, 2004, the MPSC issued orders in Consumers' rehearing requests stemming from MPSC orders issued October 14, 2004 regarding Consumers' 2003 gas rate case and the 2001 gas depreciation case.

      Regarding the 2003 gas rate case, the MPSC issued an order clarifying the method of computing Consumers' rate of return on common equity, for purposes of whether the rate of return on common equity exceeds the authorized 11.4% rate, consistent with Consumers' rehearing request. The MPSC held that (i) the actual current level of equity invested in

Consumers should be used and (ii) actual (not weather-normalized) results should be used for the rate of return calculation required by the October 14, 2004 order.

      Regarding the 2001 gas depreciation case, the MPSC issued an order approving Consumers' rehearing request that the book depreciation rates be restored to the levels set forth in the MPSC's December 18, 2003 interim gas rate relief order, effective and retroactive to October 14, 2004.

ISSUANCE AND SALE OF FIRST MORTGAGE BONDS

      On December 13, 2004, Consumers issued and sold $225 million principal amount of its 5.00% First Mortgage Bonds due 2015 pursuant to an effective shelf registration statement and a Prospectus Supplement dated December 8, 2004 to a Prospectus dated December 1, 2004. Consumers used the proceeds (i) to redeem the aggregate outstanding balance of $207.7 million of its 7.375% First Mortgage Bonds due 2023, (ii) to pay the attendant call premium of $6,893,563, (iii) to pay accrued interest to the redemption date and (iv) for general corporate purposes.

      On January 20, 2005, Consumers issued and sold $250 million principal amount of its 5.15% First Mortgage Bonds due 2017 pursuant to an effective shelf registration statement and a Prospectus Supplement dated January 13, 2005 to a Prospectus dated December 1, 2004. Consumers used the proceeds (i) to redeem the aggregate outstanding balance of $70 million of its 8.36% Trust Originated Preferred Securities due 2015, (ii) to redeem the aggregate outstanding balance of $120 million of its 8.20% Trust Originated Preferred Securities due 2027 and
(iii) to pay off its $60 million term loan due November 2006 with a current floating interest rate of 3.79%.

APPROVAL OF RESOURCE CONSERVATION PLAN

      Consumers purchases power under a long term contract from the MCV Facility operated by the MCV Partnership, in which Consumers has a 49 percent interest. In February 2004, Consumers filed with the MPSC a request for approval of a resource conservation plan (the "RCP"). On January 25, 2005, the MPSC issued an order approving the RCP, with modifications. The terms of the order are consistent with Consumers' expectations in the RCP proceeding. The purpose of the RCP is to help conserve natural gas and thereby improve Consumers' investment in the MCV Partnership as discussed below, without raising the costs paid by Consumers' electric customers. The RCP allows for a change in the operation of the MCV Facility to dispatch it on the basis of natural gas market prices. This change will reduce the MCV Facility's production of electricity and consumption of natural gas by an estimated 30 to 40 billion cubic feet annually. The substantial MCV Facility fuel cost savings will be used first to offset fully the cost of replacement power to Consumers' electric customers. Second, $5 million annually will be used to fund a renewable energy program. Remaining savings will be split between the MCV Partnership and Consumers. Consumers' direct savings will be shared 50 percent with its customers in 2005 and 70 percent in 2006 and beyond. In addition, the RCP subjects a larger portion of the MCV Facility's gas contracts to mark-to-market accounting. Based upon current market gas prices, this is expected to result in a gain in Consumers' 2005 earnings. Consumers and the MCV Partnership's general partners have accepted the terms of the order and are implementing the RCP.

                                  THE OLD BONDS

The Old Bonds..............................     On August 17, 2004 we sold: $150 million principal
                                                amount of our 4.40% First Mortgage Bonds due 2009,
                                                Series K; $300 million principal amount of our 5.00%
                                                First Mortgage Bonds due 2012, Series L; and $350
                                                million principal amount of our 5.50% First Mortgage
                                                Bonds due 2016, Series M (each series collectively
                                                referred to as the "OLD BONDS"). The old bonds were
                                                offered to qualified institutional buyers ("QIBS") under
                                                Rule 144A.

Registration Rights
Agreement..................................     We executed a registration rights agreement that
                                                provides that we would grant certain registration and
                                                exchange rights to old bond holders (the "REGISTRATION
                                                RIGHTS AGREEMENT"). As a result, we have filed a
                                                registration statement with the SEC, which will permit
                                                you to exchange the old bonds for new bonds that are
                                                registered under the Securities Act of 1933, as amended
                                                (the "SECURITIES ACT"). The transfer restrictions and
                                                liquidated damages provisions will be removed from the
                                                new bonds. We are conducting the Exchange Offer to
                                                satisfy our obligations with respect to certain exchange
                                                and registration rights. Except for a few limited
                                                circumstances, these rights will terminate when the
                                                Exchange Offer ends.

                               THE EXCHANGE OFFER

Securities Offered.........................     -     $150 million principal amount of our 4.40% First
                                                      Mortgage Bonds due 2009, Series N;

                                                -     $300 million principal amount of our 5.00% First
                                                      Mortgage Bonds due 2012, Series O; and

                                                -     $350 million principal amount of our 5.50% First
                                                      Mortgage Bonds due 2016, Series P; (each series
                                                      collectively referred to as the "NEW BONDS").

Exchange Offer.............................     We are offering to exchange (the "EXCHANGE OFFER") up
                                                to:

                                                -     $150 million principal amount of our 4.40% First
                                                      Mortgage Bonds due 2009, Series N that have been
                                                      registered under the Securities Act for a like
                                                      principal amount of our 4.40% First Mortgage Bonds
                                                      due 2009, Series K;

                                                -     $300 million principal amount of our 5.00% First
                                                      Mortgage Bonds due 2012, Series O that have been
                                                      registered under the Securities Act for a like
                                                      principal amount of our $300 million principal
                                                      amount of our 5.00% First Mortgage Bonds due 2012,
                                                      Series L;

                                                -     $350 million principal amount of our 5.50% First
                                                      Mortgage Bonds due 2016, Series P that have been
                                                      registered under the Securities Act for a like
                                                      principal amount of our 5.50% First Mortgage Bonds
                                                      due 2016, Series M;

                                                The new bonds will be offered for all of the outstanding
                                                old bonds. The terms of the new bonds will be identical
                                                to the terms of the old bonds, except that the
                                                registration rights and related liquidated damages
                                                provisions and the transfer restrictions are not
                                                applicable to the new bonds. The old bonds may be
                                                tendered only in integral amounts of $1,000.

Resale of New Bonds........................     Based on SEC no action letters, we believe that after
                                                the Exchange Offer you may offer and sell the new bonds
                                                without registration under the Securities Act so long
                                                as:

                                                -     You acquire the new bonds in the ordinary course
                                                      of business.

                                                -     When the Exchange Offer begins you do not have an
                                                      arrangement with another person to participate in
                                                      a distribution of the new bonds.


                                                -     You are not distributing and do not intend to
                                                      distribute the new bonds.

                                                When you tender the old bonds we will ask you to
                                                represent to us that:

                                                -     You are not our affiliate.

                                                -     You will acquire the new bonds in the ordinary
                                                      course of business.

                                                -     When the Exchange Offer begins you are not
                                                      distributing and you do not plan to distribute
                                                      with anyone else the new bonds.

                                                If you are unable to make these representations, you
                                                will be required to comply with the registration and
                                                prospectus delivery requirements under the Securities
                                                Act in connection with any secondary resale transaction.

                                                If you are a broker-dealer and receive new bonds for
                                                your own account, you must acknowledge that you will
                                                deliver a prospectus if you resell the new bonds. By
                                                acknowledging your intent and delivering a prospectus
                                                you will not be deemed to admit that you are an
                                                "underwriter" under the Securities Act. You may use this
                                                prospectus as it is amended from time to time when you
                                                resell new bonds that were acquired from market-making
                                                or trading activities. For a year after the Expiration
                                                Date we will make this prospectus available to any
                                                broker-dealer in connection with such a resale. See
                                                "Plan of Distribution."

                                                If necessary, we will cooperate with you to register and
                                                qualify the new bonds for offer or sale without any
                                                restrictions or limitations under state "blue sky" laws.

Consequences of Failure to
Exchange Old Bonds.........................     If you do not exchange your old bonds during the
                                                Exchange Offer you will no longer be entitled to
                                                registration rights. You will not be able to offer or
                                                sell the old bonds unless they are later registered,
                                                sold pursuant to an exemption from registration or sold
                                                in a transaction not subject to the Securities Act or
                                                state securities laws. See "The Exchange
                                                Offer--Consequences of Failure to Exchange."

Expiration Date............................     5:00 p.m., EST on _____________ ___, 2005 (the
                                                "EXPIRATION DATE"). We may extend the Exchange Offer.

Conditions to the Exchange
Offer......................................     No minimum principal amount of old bonds must be
                                                tendered to complete the Exchange Offer. However, the
                                                Exchange Offer is subject to certain customary
                                                conditions, which we may waive. See "The Exchange
                                                Offer--Conditions." Other than United States federal and
                                                state securities laws we do not need to satisfy any
                                                regulatory requirements or obtain any regulatory
                                                approval to conduct the Exchange Offer.

Procedures for Tendering
Old Bonds .................................     If you wish to participate in the Exchange Offer you
                                                must complete, sign and date the letter of Transmittal
                                                (the "LETTER OF TRANSMITTAL") or a facsimile copy and
                                                mail it or deliver it to the Exchange Agent along with
                                                any necessary documentation. Instructions and the
                                                address of the Exchange Agent will be on the Letter of
                                                Transmittal and can be found in this prospectus. See
                                                "The Exchange Offer--Procedures for Tendering" and;
                                                "--Exchange Agent." You must also effect a tender of old
                                                bonds pursuant to the procedures for book-entry transfer
                                                as described in this prospectus. See "The Exchange Offer
                                                -- Procedures for Tendering."

Guaranteed Delivery
Procedures.................................     If you cannot tender the old bonds, complete the Letter
                                                of Transmittal or provide the necessary documentation
                                                prior to the termination of the Exchange Offer, you may
                                                tender your old bonds according to the guaranteed
                                                delivery procedures set forth in "The Exchange Offer --
                                                Guaranteed Delivery Procedures."

Withdrawal Rights..........................     You may withdraw tendered old bonds at any time prior to
                                                5:00 p.m. EST on the Expiration Date. You must send a
                                                written or facsimile withdrawal notice to the Exchange
                                                Agent prior to 5:00 p.m. EST on the Expiration Date.

Acceptance of Old Bonds and
Delivery of New Bonds......................     All old bonds properly tendered to the Exchange Agent by
                                                5:00 p.m. EST on the Expiration Date will be accepted
                                                for exchange. The new bonds will be delivered promptly
                                                after the Expiration Date. See "The Exchange Offer -
                                                Acceptance of Old Bonds for Exchange; Delivery of New
                                                Bonds."

Certain United States Tax
Consequences...............................     Exchanging old bonds for the new bonds will not be a
                                                taxable exchange for United States federal income tax
                                                purposes. See "Certain United States Federal Income Tax
                                                Consequences."

Exchange Agent.............................     JPMorgan Chase Bank, N.A. is the exchange agent (the
                                                "EXCHANGE AGENT") for the Exchange Offer.

Fees and Expenses..........................     We will pay all fees and expenses associated with the
                                                Exchange Offer and compliance with the Registration
                                                Rights Agreement.

Use of Proceeds............................     We will receive no cash proceeds in connection with the
                                                issuance of the new bonds pursuant to the Exchange
                                                Offer. See "Use of Proceeds."

                                  THE NEW BONDS

Issuer.....................................     Consumers Energy Company.

Securities Offered.........................     -     $150 million aggregate principal amount of 4.40%
                                                      First Mortgage Bonds due 2009, Series N (the
                                                      "SERIES N BONDS");

                                                -     $300 million aggregate principal amount of 5.00%
                                                      First Mortgage Bonds due 2012, Series O (the
                                                      "SERIES O BONDS"); and

                                                -     $350 million aggregate principal amount of 5.50%
                                                      First Mortgage Bonds due 2016, Series P (the
                                                      "SERIES P BONDS");

                                                to be issued under the indenture dated as of September
                                                1, 1945 between us and JPMorgan Chase Bank, N.A.
                                                (ultimate successor to City Bank Farmers Trust Company),
                                                as Trustee, and as amended and supplemented from time to
                                                time (the "INDENTURE").

Maturity...................................     The Series N Bonds will mature on August 15, 2009. The
                                                Series O Bonds will mature on February 15, 2012. The
                                                Series P Bonds will mature on August 15, 2016.

Interest Rate..............................     The Series N Bonds will bear interest at 4.40% per
                                                annum. The Series O Bonds will bear interest at 5.00%
                                                per annum. The Series P Bonds will bear interest at
                                                5.50% per annum.

Interest Payment Dates.....................     We will pay interest on each series of the new bonds on
                                                February 15 and August 15 of each year, beginning August
                                                15, 2005, and on the date of maturity.

Record Date for Interest Payments..........     The first calendar day of the month in which an Interest
                                                Payment Date occurs.

Ratings....................................     BBB- by Standard & Poor's Ratings Group, a division of
                                                The McGraw Hill Companies, Inc. ("S&P"), Baa3 by Moody's
                                                Investors Service, Inc. ("MOODY'S") and BBB- by Fitch,
                                                Inc. ("FITCH"). See "Ratings."

Ranking....................................     The new bonds will rank equally in right of payment with
                                                our other existing or future first mortgage bonds issued
                                                either independently or as collateral for outstanding or
                                                future securities or loans.

Mandatory Redemption.......................     None.

Optional Redemption........................     Each series of new bonds will be redeemable at our
                                                option, in whole or in part, at any time, on not less
                                                than 30 days' notice at the applicable redemption prices
                                                described herein, plus any accrued interest to the date
                                                fixed for redemption. See "Description of the New Bonds
                                                - Optional Redemption."

Form of New Bonds..........................     One or more global securities held in the name of the
                                                Depository Trust Company ("DTC") in a minimum
                                                denomination of $1,000 and any integral multiple thereof
                                                for each series of new bonds.

Settlement and Payment.....................     Same-day immediately available funds.

Trustee and Paying Agent...................     JPMorgan Chase Bank, N.A.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data for the fiscal years ended December 31, 1999 through December 31, 2003 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, for the fiscal years ended December 31, 2003, 2002, 2001 and 2000, except for the amounts included from the consolidated financial statements of the MCV Partnership. The MCV Partnership represents an investment accounted for under the equity method of accounting through December 31, 2003, which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the fiscal years ended December 31, 2003, 2002, 2001 and 2000. The selected financial data for the fiscal year ended December 31, 1999 have been derived from our audited consolidated financial statements, which have been audited by Arthur Andersen LLP, independent accountants (who have ceased operations). The following selected consolidated financial data for the nine months ended September 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements. Please refer to our Form 10-K/A for the fiscal year ended December 31, 2003 and our Form 10-Q for the three-month period ended September 30, 2004, each of which is incorporated by reference herein. Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2004. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information also incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                    NINE MONTHS ENDED
                                      SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                                    ----------------  -------------------------------------------
                                    2004(1)   2003     2003     2002     2001     2000     1999
                                    -------  -------  -------  -------  -------  -------  -------
                                                                 (DOLLARS IN MILLIONS)
Operating revenue.................  $ 3,355  $ 3,223  $ 4,435  $ 4,169  $ 3,976  $ 3,878  $ 3,824
Net income........................      163      206      196      381      188      284      340
Net income available to common
  stockholder.....................      162      172      194      335      145      248      313
Total assets......................   12,501   10,231   10,745    9,598    9,191    8,672    8,044
Long-term debt, excluding
  current maturities..............    3,986    3,531    3,583    2,442    2,472    2,110    2,006
Long-term debt -- related
  parties.........................      506       --      506       --       --       --       --
Non-current portion of capital
  and finance lease obligations...      318      116       58      116       72       49       85
Preferred stock...................       44       44       44       44       44       44       44
Company-obligated mandatorily
  redeemable preferred securities
  of subsidiaries.................       --      490       --      490      520      395      395

----------

(1) Under Revised FASB Interpretation No. 46, we are the primary beneficiary of several entities, most notably the MCV Partnership and the First Midland Limited Partnership. As a result, we have consolidated the assets, liabilities and activities of these entities into our financial statements for the three and nine months ended September 30, 2004. These entities were consolidated for the first time as of and for the three months ended March 31, 2004 and were previously reported as equity investments. Therefore, the consolidation of these entities had no impact on our consolidated net income for the three and nine months ended September 30, 2004.

                                  RISK FACTORS

      In considering whether to exchange the old bonds for new bonds, you should carefully consider all the information we have included in this prospectus. In particular, you should carefully consider the risk factors described below. In addition, please read the information in "Forward-Looking Statements and Information" beginning on page 3 of this prospectus.

IF YOU FAIL TO EXCHANGE YOUR OLD BONDS, YOU MAY BE UNABLE TO SELL THEM.

      Because we did not register the old bonds under the Securities Act or any state securities laws, and we do not intend to do so after the Exchange Offer, the old bonds may only be transferred in limited circumstances under applicable securities laws. If the holders of the old bonds do not exchange their old bonds in the Exchange Offer, they may lose their right to have their old bonds registered under the Securities Act, subject to some limitations. As a holder of old bonds after the Exchange Offer, you may be unable to sell your old bonds.

THERE IS NO PUBLIC MARKET FOR THE NEW BONDS, SO YOU MAY BE UNABLE TO SELL THEM.

      The new bonds are new securities for which there is currently no market. Consequently, the new bonds will be relatively illiquid, and you may be unable to sell them. We do not intend to apply for listing of the new bonds on any securities exchange or for the inclusion of the new bonds in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new bonds will develop.

REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

      We have in the last several years experienced, and expect to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers. As of December 2004, we had lost 926 MW or 11 percent of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 1,000 MW to 1,200 MW by year-end 2005. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR EXPENSES FROM OUR CUSTOMERS.

      Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

      In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act, residential rates were reduced by five percent and then capped through at least December 31, 2005. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether or not we exceed the market power supply test established by the legislation (a requirement that we believe ourselves to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate cap could, however, result in us being unable to collect customer rates sufficient to recover fully our cost of conducting business. Some of these costs may be beyond our ability to control. In particular, if we need to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for us to recover fully the cost of purchased power and associated transmission costs through the rates we charge our customers. As a result, it is not certain that we can maintain our profit margins in our electric utility business during the period of the rate freeze or rate cap.

      We filed an electric rate case with the MPSC in December 2004 for approximately $320 million in rate increases. We cannot predict the outcome of the electric rate case.

      There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. FERC is currently reviewing information submitted by us to support our ability to continue to sell power at market-based rates. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT PREDICT.

      In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change the Customer Choice Act. The proposals include:

      -     requiring that rates be based on cost of service;

      -     establishing a defined stranded cost calculation method;

      - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

      - establishing reliability standards that all electric suppliers must follow;

      - requiring electric utilities and electric alternative suppliers to maintain a 15 percent power reserve margin;

      - creating a service charge to fund the Low Income and Energy Efficiency Fund;

      - giving kindergarten through twelfth-grade schools a discount of 10 percent to 20 percent on electric rates; and

      - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

      In September 2004, the Chair of the Senate Technology and Energy Committee formed a workgroup, which analyzed the merits of the proposed legislation. Workgroup activities have since concluded that the impact of the proposed legislation is still uncertain. In October 2004, a substitute to one of the bills was introduced, but has not yet been adopted by the Michigan Senate.

      Although we do not believe the terms of the proposed bills, if enacted, would have a material adverse effect on our business, the final form of any new utility legislation may differ from the bills proposed in 2004. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10(d)(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

      Section 10(d)(4) of the Customer Choice Act allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the current electric rate freeze and rate cap periods. See "Electric industry regulation could adversely affect our business, including our ability to recover our expenses from our customers." In October 2004, we filed an application with the MPSC seeking recovery of $628 million in costs from 2000 through 2005 under Section 10(d)(4). The request includes capital expenditures in excess of depreciation, Clean Air Act costs and other expenses related to changes in law or governmental action incurred during the rate freeze-cap period. Of the $628 million, $152 million relates to the cost of money.

      As allowed by the Customer Choice Act, in January 2004, we began accruing and deferring for recovery the 2004 portion of our Section 10(d)(4) regulatory assets. In November 2004, the MPSC issued an order in the Detroit Edison Company's general electric rate case, which concluded that the Detroit Edison Company's return of and on Clean Air Act costs incurred from June 2000 through December 2003 are recoverable under Section 10(d)(4). Based on the precedent set by this order, we accrued and recorded an additional regulatory asset of $55 million (pre-tax), $36 million net of tax, in November 2004 for our return of and on Clean Air Act expenditures incurred from 2000 through 2003. Additional accruals will continue to be recorded until a decision on our request is issued by the MPSC. Certain aspects of the Detroit Edison Company's electric rate case are different than our Section 10(d)(4) regulatory asset filing. We cannot predict the amount, if any, the MPSC will approve as recoverable and failure to recover these regulatory assets could adversely affect our financial condition.

WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

      We are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air and water laws, will be significant.

      In 1998, the United States Environmental Protection Agency (the "EPA") issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $802 million. As of September 30, 2004, we had incurred $500 million in capital expenditures to comply with the EPA regulations and we anticipate that the remaining $302 million of capital expenditures will be incurred between 2004 and 2011. Additionally, we currently expect we will supplement our compliance plan with the purchase of nitrogen oxide emissions credits for the years 2004 through 2009. The cost of these credits based on the current market is estimated to average $7 million per year for 2004-2006 and then decrease with our installation of control technology; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, we will need additional capital expenditures to comply with the standards.

      Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, subject to an MPSC prudency hearing shall be accrued and deferred for recovery. After notice and hearing, the MPSC shall determine the amount of reasonable and prudent costs, if any, to be recovered and the recovery period.

      The EPA has proposed a Clean Air Interstate Rule that would require additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. If implemented, this rule could potentially require substantial additional expenditures. The rule proposes a two-phase program to reduce emissions of sulfur dioxide by 70 percent and nitrogen oxides by 65 percent by 2015. Additionally, the EPA also proposed two alternative sets of rules to reduce emissions of mercury and nickel from coal-fired and oil-fired electric plants. Until the proposed environmental rules are finalized, an accurate cost of compliance cannot be determined.

      The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines. Additionally, the viability of certain plants remaining in operation could be called into question.

      These and other required environmental expenditures, if not recovered from customers in our rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

OUR ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO US OR IN INCREASED VOLATILITY OF OUR EARNINGS.

      We are exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose us to commodity price risk. A substantial portion of our operating expenses for our plants consists of the costs of obtaining these commodities. We manage these risks using established policies and procedures, and we may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing our pricing risk, or that they will not result in net liabilities to us as a result of future volatility in these markets.

      Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such positions. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, we may not be able to execute our risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

      In addition, we currently have a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from our industrial and large commercial customers, but not from our residential or small commercial customers. Therefore, to the extent that we have not hedged our fuel costs, we are exposed to changes in fuel prices to the extent fuel for our electric generating facilities must be purchased on the open market in order for us to serve our residential and small commercial customers.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

      The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

      We rely on access to bank financing and the capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. In addition, the amount we pay for natural gas stored as inventory normally requires additional financing due to timing of cost recoveries. We plan to seek new financing as required for our ongoing operations and construction program, including substantial construction expenditures for federal Clean Air Act compliance. We currently plan to seek funds through the capital markets and commercial lenders. Entering into new financings is subject in part to capital market receptivity to utility industry securities in general and to Consumers' securities issuances in particular. We believe that our current level of cash and borrowing capacity, along with anticipated cash flows from operating and investing activities, will be sufficient to meet our liquidity needs through 2005. Consumers cannot guarantee the capital market's acceptance of its securities or predict the impact of factors beyond its control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

      Our current credit ratings are discussed in "Ratings." We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including CMS Energy, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further, any adverse developments relating to CMS Energy that resulted in a lowering of CMS Energy's credit ratings could have an adverse effect on our credit ratings. Any lowering of the ratings of our first mortgage bonds would likely reduce the market value of the new bonds.

WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN
LAWSUIT.

      We are a defendant, along with CMS Energy, CMS Marketing, Services and Trading Company (now known as CMS Energy Resource Management Company) ("CMS MST") and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The judge issued an opinion and order dated March 31, 2004 in connection with the motions to dismiss filed by CMS Energy, us and the individuals. The judge dismissed certain of the amended counts in the plaintiffs' complaint and denied CMS Energy's motion to dismiss the other claims in the complaint. CMS Energy, we and the individual defendants filed answers to the amended complaint on May 14, 2004. The judge issued an opinion and order dated December 27, 2004 conditionally granting plaintiff's motion for class certification. A trial date has not been set, but is expected to be no earlier than late in 2005.

      We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

THE FINANCIAL DIFFICULTIES OF OUR PARENT COMPANY, CMS ENERGY, COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN COMMON EQUITY CAPITAL, OUR CREDIT RATINGS AND OUR ABILITY TO ACCESS THE CAPITAL MARKETS.

      In addition to working to resolve the investigation discussed herein, CMS Energy is actively engaged in improving its own liquidity and financial position, including through efforts to attract new external financing. CMS Energy is subject to uncertainties in accessing the capital markets that are similar to, if not more pronounced than, those discussed above in respect of Consumers. As the sole holder of our common stock, CMS Energy is currently our only source of common equity capital. CMS Energy has pledged the common stock of its principal subsidiaries, including Consumers, as security for bank credit facilities. We engage in transactions with other subsidiaries and affiliates of CMS Energy in the ordinary course of business, including the MCV Partnership, and paid overhead costs to CMS Energy that totaled $8 million in 2003. Any inability of CMS Energy to successfully execute its strategy for liquidity improvement and stabilization could have an adverse effect on our credit ratings or our ability to access the capital markets. Dividends from Consumers are a major contribution to CMS Energy's cash resources and significantly affect the ability of CMS Energy to service its debt.

WE MAY BE ADVERSELY AFFECTED BY A REGULATORY INVESTIGATION AND LAWSUITS REGARDING "ROUND-TRIP" TRADING BY OUR AFFILIATE AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

      We are a direct subsidiary of CMS Energy. As a result of round-trip trading transactions at CMS MST, CMS Energy is under investigation by the United States Department of Justice (the "DOJ"). CMS Energy has also received subpoenas from U.S. Attorneys Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about our business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint was filed on May 1, 2003. The judge issued an opinion and order dated March 31, 2004 in connection with various pending motions, including the plaintiffs' motion to amend the complaint and the motions to dismiss the complaint filed by CMS Energy, us and other defendants. The judge directed the plaintiffs to file an amended complaint under seal and ordered an expedited hearing on the motion to amend, which was held on May 12, 2004. At the hearing, the judge ordered the plaintiffs to file an amended complaint deleting certain counts related to purchasers of CMS Energy-related securities, which the judge ordered dismissed with prejudice. The plaintiffs filed this complaint on May 26, 2004. CMS Energy, we and the individual defendants filed new motions to dismiss on June 21, 2004. A hearing on those motions occurred on August 2, 2004 and on January 7, 2005, the judge ruled on the motions to dismiss. The judge agreed to dismiss Consumers as well as three individual defendants. The judge denied the motion to dismiss with respect to CMS Energy and the other remaining individual defendants.

      In March 2004, the SEC approved a cease-and-desist order settling an administrative action against CMS Energy relating to round-trip trading. The order did not assess a fine and CMS Energy neither admitted nor denied the order's findings.

      The Board of Directors of CMS Energy has received a demand on behalf of a shareholder to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round-trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to the CMS Energy Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

      On December 2, 2003, during the continuing review by the special litigation committee, CMS Energy was served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. The date for CMS Energy and other defendants to answer or otherwise respond to the complaint was stayed by the court to February 21, 2005, subject to such further stays as may be mutually agreed upon by the parties and authorized by the court.

      CMS Energy has notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company), a former indirect subsidiary of CMS Energy, appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an investigation by the DOJ regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission (the "CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order.

      CMS Energy has also been named as a defendant in several gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of natural gas prices and violations of the Commodities Exchange Act and federal and state antitrust laws.

      We cannot predict the outcome of the DOJ investigation and the lawsuits. It is possible that the outcome in one or more of the investigation or the lawsuits could adversely affect CMS Energy's and our financial condition, liquidity or results of operations.

OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

      We own the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission (the "NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at our plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

WE CURRENTLY UNDERRECOVER IN OUR RATES OUR PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND ARE ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH OUR EQUITY AND LESSOR INVESTMENTS.

      Our power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that we will incur estimated cash underrecoveries of payments under the PPA aggregating $206 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, we would expect to claim a "regulatory out" under the PPA which we believe we have the right to do after satisfying our obligation to "support and defend" full recovery of PPA charges from customers. The MCV Partnership has indicated that it may take issue with our exercise of the regulatory out clause after September 2007. The effect of exercise of the regulatory out would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on our equity and lessor interests in the MCV Facility.

      Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at our coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with our coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

      We cannot estimate, at this time, the impact of these issues on our future earnings or cash flow from our interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to our recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with the implementation of the RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require us to recognize an impairment of our investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on its future earnings or cash flows or on the value of our equity interest in the MCV Partnership.

                                 USE OF PROCEEDS

      The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the new bonds. The old bonds that are surrendered in exchange for the new bonds will be retired and canceled and cannot be reissued. As a result, the issuance of the new bonds will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the Exchange Offer to the extent indicated in the Registration Rights Agreement. No underwriter is being used in connection with the Exchange Offer. We used the net proceeds from the sale of the old bonds of approximately $792.9 million, after deducting offering discounts but before deducting offering expenses, (i) to redeem the aggregate outstanding balance of $300 million of our 6% Senior Notes due March 15, 2005,
(ii) to redeem the aggregate outstanding balance of $141 million of our Senior Remarketed Secured Notes due 2018 with an initial interest rate of 6.5% until June 15, 2005, (iii) to redeem the aggregate outstanding balance of $140 million of our Term Loan Agreement with Beal Bank, S.S.B. with an interest rate of 6.23% and a maturity date of March 26, 2009, (iv) to pay any attendant call premiums associated with those redemptions, (v) to pay accrued interest to the redemption dates and (vi) for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges for the nine months ended September 30, 2004 and for each of the years ended December 31, 1999 through 2003 are as follows:

                                               NINE MONTHS                       YEAR ENDED DECEMBER 31,
                                                  ENDED             -------------------------------------------------
                                            SEPTEMBER 30, 2004      2003        2002       2001        2000      1999
                                            ------------------      ----        ----       ----        ----      ----
Ratio of earnings to fixed charges (a)            1.98              2.25        3.59(b)    2.28(c)     2.90      3.46

(a) For purposes of computing the ratio, earnings represent the sum of pretax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $18 million: if included, ratio would be unchanged, since the change in accounting resulted from the equity-based subsidiary, MCV Partnership. The total net income of equity-based subsidiaries is excluded from determining earnings as defined.

(c) Excludes a cumulative effect of change in accounting after-tax loss of $11 million; if included, ratio would be 1.81.

                          DESCRIPTION OF THE NEW BONDS

GENERAL

      The new bonds are to be issued under an Indenture dated as of September 1, 1945, between Consumers and JPMorgan Chase Bank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee (the "TRUSTEE"), as amended and supplemented by various supplemental indentures. In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded, and was substituted for, the Maine corporation under the Indenture. At January 21, 2005, ten series of first mortgage bonds in an aggregate principal amount of approximately $2.550 billion were outstanding under the Indenture, excluding six series of first mortgage bonds in an approximate aggregate principal amount of $1.373 billion to secure outstanding senior notes and credit facilities and three series of first mortgage bonds in an approximate aggregate principal amount of $126 million to secure outstanding pollution control revenue bonds.

      The statements herein concerning the new bonds and the Indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the Indenture, including the supplements thereto, copy of which will be available upon request to the Trustee.

PRINCIPAL, MATURITY AND INTEREST

      The Indenture permits us to "re-open" this offering of each series of new bonds without the consent of the holders of the new bonds of such series. Accordingly, the principal amount of each series of new bonds may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the new bonds of such series being offered by this prospectus. The Series N Bonds will mature on August 15, 2009, the Series O Bonds will mature on February 15, 2012 and the Series P Bonds will mature on August 15, 2016, unless earlier redeemed or otherwise repaid. The Series N Bonds will bear interest at 4.40% per year, the Series O Bonds will bear interest at a rate of 5.00% per year, and the Series P Bonds will bear interest at a rate of 5.50% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning August 15, 2005 and at the date of maturity. Interest will be paid to the person in whose name the new bonds are registered at the close of business on the first calendar day of the month in which the interest payment date occurs. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. So long as the new bonds are in book-entry form, principal of and interest on the new bonds will be payable, and the new bonds may be transferred, only through the facilities of DTC. If any interest payment date falls on a day that is not a business day, the interest payment date will be the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REGISTRATION, TRANSFER AND EXCHANGE

      Each series of new bonds will be initially issued in the form of one or more global new bonds, in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry Only Issuance -- The Depository Trust Company." The global new bonds will be registered in the name of the nominee of DTC. Except as described under "Book-Entry Only Issuance -- The Depository Trust Company," owners of beneficial interests in a global new bond will not be entitled to have new bonds registered in their names, will not receive or be entitled to receive physical delivery of any such new bond and will not be considered the registered holder thereof under the Indenture.

OPTIONAL REDEMPTION

      Each series of new bonds will be redeemable as a whole or in part, at our option, at any time upon at least 30 days' notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such new bonds and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) of principal and interest on such new bonds discounted to the redemption date semi-annually (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis point for the Series N Bonds and the Series O Bonds and plus 25 basis points for the Series P Bonds, plus in any case accrued interest on the new bonds to the date of redemption.

"TREASURY RATE" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.

"COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker (as defined below) as having a maturity comparable to the remaining term of the applicable new bonds to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such new bonds.

"INDEPENDENT INVESTMENT BANKER" means Barclays Capital Inc., Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent banking institution of national standing selected by us.

"COMPARABLE TREASURY PRICE" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "H.15(519)" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

"REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer (as defined below) and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

"REFERENCE TREASURY DEALER" means (1) each of Barclays Capital Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "PRIMARY TREASURY DEALER"), we shall replace that former dealer with another Primary Treasury Dealer and (2) up to four other Primary

Treasury Dealers selected by us.

"REMAINING SCHEDULED PAYMENTS" means, with respect to each new bond to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if that redemption date is prior to an interest payment date with respect to such new bond, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to that redemption date.

      We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the debt securities to be redeemed.

SINKING FUND REQUIREMENT

      The new bonds will not have the benefit of any sinking fund.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

      Additional first mortgage bonds may be issued under the Indenture for up to 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months, the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all first mortgage bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional first mortgage bonds may also be issued to refund first mortgage bonds outstanding under the Indenture. Deposited cash may be applied to the retirement of first mortgage bonds or be withdrawn in an amount equal to the principal amount of first mortgage bonds which may be issued on the basis of unfunded net property additions. As of November 30, 2004, unfunded net property additions were $1.864 billion. Consumers could issue $1.118 billion of additional first mortgage bonds on the basis of such property additions. In addition, as of January 21, 2005, Consumers could issue $474 million of additional first mortgage bonds on the basis of first mortgage bonds previously retired.

LIMITATIONS ON DIVIDENDS

      The Indenture does not restrict Consumers' ability to pay dividends on its common stock.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank, N.A. is the Trustee and Paying Agent. Consumers and its affiliates maintain lending, depository and other normal banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. is also a lender to Consumers and its affiliates.

      The Indenture provides that Consumers' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the first mortgage bonds upon all property and funds held or collected by the Trustee as such.

      The Trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may rescind such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount of the first mortgage bonds may generally direct the time, method and place of conducting any proceeding for the enforcement of the Indenture. No first mortgage bondholder has the right to institute any proceedings for the enforcement of the Indenture unless that holder has given the Trustee written notice of a default, the holders of 20% of total principal amount of outstanding first mortgage bonds shall have tendered to the Trustee reasonable security or indemnity against costs, expenses and liabilities and requested the Trustee to take action, the Trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.

PRIORITY AND SECURITY

      The new bonds are ranked equally with all other series of first mortgage bonds now outstanding or issued later under the Indenture. The Indenture is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Indenture. The new bonds are also subject to certain provisions of Michigan law which provide that, under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any environmental response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

RELEASE AND SUBSTITUTION OF PROPERTY

      The Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

      -     cash deposited with the Trustee;

      -     bonds or purchase money obligations delivered to the Trustee;

      - prior lien bonds delivered to the Trustee or reduced or assumed by the purchaser;

      -     property additions acquired in exchange for the property released;
            or

      -     a showing that unfunded net property additions exist.

The Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

MODIFICATION OF INDENTURE

      The Indenture, the rights and obligations of Consumers and the rights of the holders of first mortgage bonds may be modified by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bonds without the first mortgage bondholders' consent. Consumers has reserved the right without any consent or other action by the holders of first mortgage bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note that is secured by first mortgage bonds to amend the Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

DEFAULTS

      The Indenture defines the following as "defaults":

      -     failure to pay principal when due;

      -     failure to pay interest for sixty days;

      - failure to pay any installment of any sinking or other purchase fund for ninety days;

      -     certain events in bankruptcy, insolvency or reorganization; and

      - failure to perform any other covenant for ninety days following written demand by the Trustee for Consumers to cure such failure.

      Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the first mortgage bonds under the Indenture at the rate of 6% per year. The Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Indenture.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

      The new bonds that are exchanged for old bonds that were sold to QIBs will be in the form of one or more bonds in registered, global form without interest coupons (the "GLOBAL NEW BONDS"). Upon issuance, the global new bonds will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct Participants and Indirect Participants (each as defined below).

      Beneficial interests in all global new bonds and all new bonds in certificated form ("CERTIFICATED NEW BONDS"), if any, will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants, which may change from time to time.

      The global new bonds may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the global new bonds may be exchanged for certificated new bonds in certain limited circumstances. See " -- Exchange of Interests in Global New Bonds for Certificated New Bonds."

DEPOSITARY PROCEDURES

      DTC has advised Consumers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct

Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

      DTC has also advised Consumers that, pursuant to DTC's procedures, (1) upon deposit of the global new bonds, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the global new bonds allocated by the Initial Purchasers to such Direct Participants and (2) DTC will maintain records of the ownership interests of such Direct Participants in the global new bonds and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the global new bonds. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the global new bonds. Investors in the global new bonds may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any global new bonds will be subject to the procedures and requirements of DTC.

      The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global new bond to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a global new bond to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the new bonds, see " -- Exchange of Interests in Global New Bonds for Certificated New Bonds."

      EXCEPT AS DESCRIBED IN " -- EXCHANGE OF INTERESTS IN GLOBAL NEW BONDS FOR CERTIFICATED NEW BONDS", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NEW BONDS WILL NOT HAVE NEW BONDS REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CERTIFICATED NEW BONDS IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

      Under the terms of the Indenture, Consumers and the Trustee will treat the persons in whose names the new bonds are registered (including new bonds represented by global new bonds) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on global new bonds registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Consumers, the Trustee nor any agent of Consumers or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the global new bonds or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any global new bond or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

      DTC has advised Consumers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the new bonds is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the applicable global new bonds as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the new bonds will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Consumers. Neither Consumers nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the new bonds, and Consumers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the new bonds for all purposes.

      The global new bonds will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

      DTC has advised Consumers that it will take any action permitted to be taken by a holder of new bonds of a series only at the direction of one or more Direct Participants to whose account interests in the related global new bonds are credited and only in respect of such portion of the aggregate principal amount of such new bonds as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an event of default with respect to the new bonds, DTC reserves the right to exchange the related global new bonds (without the direction of one or more of its Direct Participants) for legended certificated new bonds, and to distribute such certificated new bonds to its Direct Participants. See " -- Exchange of Interests in Global New Bonds for Certificated New Bonds."

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global new bonds among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Consumers, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC, or its respective Direct Participants and Indirect Participants, of their respective obligations under the rules and procedures governing any of their operations.

      The information in this section concerning DTC and its book-entry system has been obtained from DTC, and Consumers takes no responsibility for the accuracy thereof.

EXCHANGE OF INTERESTS IN GLOBAL NEW BONDS FOR CERTIFICATED NEW BONDS

      Global new bonds may be exchanged for certificated new bonds if (1) (a) DTC notifies Consumers that it is unwilling or unable to continue as depositary for the global new bonds or Consumers determines that DTC is unable to act as such depositary and Consumers thereupon fails to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) Consumers, at its option, notifies the Trustee in writing that it elects to cause the issuance of certificated new bonds or (3) there shall have occurred and be continuing a default or an event of default with respect to the new bonds. In any such case, Consumers will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such global new bond, certificated new bonds will be issued to each person that such Direct Participants and Indirect Participants and DTC identify as being the beneficial owner of the related new bonds.

      Beneficial interests in global new bonds held by any Direct Participant or Indirect Participant may be exchanged for certificated new bonds upon request to DTC, or by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated new bonds delivered in exchange for any beneficial interest in any global new bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

      Neither Consumers nor the Trustee will be liable for any delay by the holder of global new bonds or DTC in identifying the beneficial owners of the related new bonds, and Consumers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the global new bond or DTC for all purposes.

CERTIFICATED NEW BONDS

      Certificated new bonds may be exchangeable for other certificated new bonds of any authorized denominations and of a like aggregate principal amount and tenor. Certificated new bonds may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee in Detroit, Michigan (the "SECURITY REGISTRAR"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of new bonds; however, Consumers may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Consumers may at any time designate additional transfer agents with respect to the new bonds.

      Consumers shall not be required to (a) issue, exchange or register the transfer of any certificated new bond for a period of 15 days next preceding the mailing of notice of redemption of such new bond or (b) exchange or register the transfer of any certificated new bond or portion thereof selected, called or being called for redemption, except, in the case of any certificated new bond to be redeemed in part, the portion thereof not so to be redeemed.

      If a certificated new bond is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by Consumers and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as Consumers and the Security Registrar may require. Mutilated new bonds must be surrendered before substitute new bonds will be issued.

SAME DAY SETTLEMENT

      Payments in respect of the new bonds represented by the global new bonds (including principal, premium, if any, and interest) will be made by wire transfer of immediately available same day funds to the accounts specified by DTC as the holder of the global new bonds. Principal, premium, if any, and interest and liquidated damages, if any, on all certificated new bonds in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of Consumers, payment of any interest and liquidated damages, if any, may be made except for DTC (1) by check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

                                     RATINGS

      S&P has assigned each series of old bonds a rating of BBB - , Moody's has assigned each series of old bonds a rating of Baa3 and Fitch has assigned each series of old bonds a rating of BBB-. The terms of the new bonds will be identical in all material respects to the terms of the old bonds, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old bonds will not be applicable to the new bonds. The new bonds will have the same financial terms and covenants as the old bonds, and will be subject to the same business and financial risks. The ratings mentioned above reflect only the views of such ratings agencies, and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Standard & Poor's, 25 Broadway, New York, New York 10004; Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007; and Fitch, Inc., 1 State Street Plaza, New York, New York 10004. The security rating may be subject to revision or withdrawal at any time by the assigning rating organization, and, accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither Consumers nor the Initial Purchasers have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the old bonds. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the new bonds.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

      We initially sold the old bonds in private offerings to Barclays Capital Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., ABN AMRO Incorporated, BNP Paribas Securities Corp., Comerica Securities, Inc., Fifth Third Securities, Inc., Huntington Capital Corp., J.P. Morgan Securities Inc., and Wedbush Morgan Securities Inc. (the "INITIAL PURCHASERS") pursuant to a purchase agreement dated August 11, 2004 between us and them. The Initial Purchasers resold the old bonds to QIBs in reliance on, and subject to the restrictions imposed under, Rule 144A under the Securities Act. As of the date of this prospectus, $800 million of the old bonds are outstanding.

EXCHANGE OFFER REGISTRATION

      In connection with the private offering of the old bonds, we entered into a Registration Rights Agreement with the Initial Purchasers pursuant to which we agreed, for the benefit of the holders of the old bonds, at our cost to:

      - within 180 days following the original issue date of the old bonds, prepare and file with the SEC an exchange offer registration statement with respect to a proposed exchange offer and the issuance and delivery to the holders, in exchange for the old bonds of each series, of new bonds, which will have terms identical in all material respects to the old bonds of such series, except that the new bonds will not contain terms with respect to transfer restrictions and will not provide for the payment of additional interest under the circumstances described below;

      - use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within either 270 days of the original issue date of the old bonds;

      - use our reasonable best efforts to keep the exchange offer registration statement effective until the closing of the exchange offer; and

      - use our reasonable best efforts to cause the exchange offer to be consummated not later than 30 days following the effectiveness of the exchange offer registration statement.

      The new bonds will be issued under the Indenture. Upon the effectiveness of the exchange offer registration statement, we will offer the new bonds in exchange for surrender of the old bonds of the related series. We will keep the Exchange Offer open for not less than 20 business days after the date notice of the Exchange Offer is mailed to the holders of the old bonds of the related series, or longer if required by applicable law.

      For each old bond surrendered to us pursuant to the Exchange Offer and not withdrawn by the holder, the holder of the old bond will receive a new bond having a principal amount equal to that of the surrendered old bond. Interest on each new bond will accrue from the last date on which interest was paid on the old bond surrendered in exchange or, if no interest has been paid on that old bond, from the original issue date of the new bonds.

ADDITIONAL INTEREST

      We are making this Exchange Offer to satisfy our obligations and your registration rights under the Registration Rights Agreement. If a registration default occurs, which means one of the following events occurs:

      - the exchange offer registration statement is not filed with the SEC on or prior to the 180th calendar day following the original issue date of the old bonds;

      - the exchange offer registration statement is not declared effective on or prior to the 270th calendar day following the original issue date of the old bonds;

      - the Exchange Offer is not consummated on or prior to the 30th calendar day following effectiveness of the exchange offer registration statement;

      - if required, a shelf registration statement with respect to the old bonds is not filed with the SEC on or prior to the date specified above;

      - if required, a shelf registration statement with respect to the old bonds is not declared effective on or prior to such date specified above; or

      - either the exchange offer registration statement or a shelf registration statement has been filed and declared effective but after its effective date ceases to be effective or is unusable for its intended purpose without being succeeded within 15 business days by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective by the SEC within five business days;

      then additional interest will accrue on the old bonds, from and including the date on which any such registration default shall occur to, but excluding, the date on which the registration default has been cured, at the rate of 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. The receipt of additional interest will be the sole monetary remedy available to a holder if we fail to meet these obligations.

SEC INTERPRETATIONS

      Based on existing interpretations of the Securities Act by the staff of the SEC in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new bonds issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by the holders, other than holders who are broker-dealers, without further compliance with the registration and prospectus delivery provisions of the Securities Act. Any purchaser of the old bonds, however, who is our affiliate or who intends to participate in the Exchange Offer for the purpose of distributing the new bonds, or any participating broker-dealer who purchased the old bonds for its own account, other than as a result of market-making activities or other trading activities, to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

      - will not be able to rely on the interpretations by the staff of the SEC;

      -     will not be able to tender its old bonds in the Exchange Offer; and

      - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new bonds, unless the sale or transfer is made under an exemption from those requirements.

      We do not intend to seek our own interpretation regarding the Exchange Offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the new bonds as it has in other interpretations to third parties.

      Each holder of the old bonds of a series, other than specified holders, who wishes to exchange such old bonds for the related new bonds in the Exchange Offer will be required to make representations that:

      -     it is not our affiliate;

      - the old bonds being exchanged, and any new bonds to be received by it, have been or will be acquired in the ordinary course of its business; and

      - it has no arrangement or understanding with any person to participate in the distribution, within the meaning of the Securities Act, of the new bonds.

      In addition, in connection with resales of the new bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new bonds, other than a resale of an unsold allotment from the original sale of the old bonds, with the prospectus contained in the exchange offer registration statement. Under the Registration Rights Agreement, we have agreed, for a period of one year following the consummation of the Exchange Offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any new bonds acquired in the Exchange Offer.

SHELF REGISTRATION

      If:

      (1) we are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

      (2)   upon notice to us by any holder in specified circumstances,

we will, in addition to or instead of effecting the registration of the new bonds pursuant to the exchange offer registration statement, as the case may be,

      (1) on or prior to 90 days after the earlier of any event in (1) or (2) above, file with the SEC a shelf registration statement covering resales of the old bonds;

      (2) use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act not later than 180 days after the date of any event in (1) or (2) above;

      (3) use our reasonable best efforts to keep the shelf registration statement effective for two years; and

      (4) use our reasonable best efforts to ensure that the shelf registration statement and any amendment to the shelf registration statement and any prospectus included in the shelf registration statement conforms with the requirements of the Securities Act.

      We will, in the event of the filing of a shelf registration statement, provide to each holder of the old bonds that are covered by the shelf registration statement copies of the prospectus that is a part of the shelf registration statement and notify each holder when the shelf registration statement has become effective. A holder of the old bonds that sells the old bonds pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus, to deliver information to be used in connection with the shelf registration, and to deliver a prospectus to purchasers, will be subject to the civil liability provisions under the Securities Act in connection with the sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to the holder, including indemnification obligations.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

      The term "Expiration Date" shall mean ___________ __, 2005 unless we, in our sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

      To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the old bonds by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the Exchange Offer for a specified period of time.

      We reserve the right:

      - to delay acceptance of any old bonds, extend the Exchange Offer or terminate the Exchange Offer and not permit acceptance of the old bonds not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by us, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or

      - to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the old bonds.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old bonds of such amendment.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW BONDS

      Interest on the new bonds will accrue from the last date on which interest was paid on the old bonds, or, if no interest has been paid on a series of old bonds, from the date of issuance of each series of old bonds for which the Exchange Offer is being made. Relevant interest information for each series of the new bonds is as follows:

                                                               Interest            Date of
                                    Semiannual               Commencement          Issuance
  Issuance         Rate            Dates Payable           Date of New Bonds     of Old Bonds
--------------     ----      -------------------------     -----------------    ---------------
Series N Bonds     4.40%     February 15 and August 15      August 15, 2005     August 17, 2004
Series O Bonds     5.00%     February 15 and August 15      August 15, 2005     August 17, 2004
Series P Bonds     5.50%     February 15 and August 15      August 15, 2005     August 17, 2004

PROCEDURES FOR TENDERING

      To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "BOOK-ENTRY CONFIRMATION") of such old bonds into the Exchange Agent's account at The Depositary (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CONSUMERS. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The tender by a holder of old bonds will constitute an agreement between such holder and Consumers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose old bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "ELIGIBLE INSTITUTION") unless the old bonds tendered pursuant thereto are tendered for the account of an Eligible Institution.

      If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by Consumers, evidence satisfactory to Consumers of their authority to so act must be submitted with the Letter of Transmittal.

      All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered old bonds will be determined by Consumers, in its sole discretion, which determination will be final and binding. Consumers reserves the absolute right to reject any and all old bonds not properly tendered or any old bonds which, if accepted, would, in the opinion of counsel for Consumers, be unlawful. Consumers also reserves the absolute right to waive any irregularities or conditions of tender as to particular old bonds. Consumers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old bonds must be cured within such time as Consumers shall determine. Neither Consumers, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old bonds, nor shall any of them incur any liability for failure to give such notification. Tenders of old bonds will not be deemed to have been made until such irregularities have been cured or waived. Any old bonds received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      In addition, Consumers reserves the right, in its sole discretion, subject to the provisions of the Indenture, to purchase or make offers for any old bonds that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, and to the extent permitted by applicable law, purchase old bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD BONDS FOR EXCHANGE; DELIVERY OF NEW BONDS

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all old bonds properly tendered will be accepted promptly after the Expiration Date, and the new bonds will be issued promptly after acceptance of the old bonds. See "--Conditions." For purposes of the Exchange Offer, the old bonds shall be deemed to have been accepted as validly tendered for exchange when Consumers gives oral or written notice to the Exchange Agent.

      In all cases, issuance of new bonds for old bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after the Exchange Agent has timely received a Book-Entry Confirmation of such old bonds into its account at the Book-Entry Transfer Facility and a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered old bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged old bonds will be credited to an account maintained with such Book- Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

      The Exchange Agent will make a request to establish an account with respect to the old bonds at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old bonds by causing the Book-Entry Transfer Facility to transfer such old bonds into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

      If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

      -     the tender is made through an Eligible Institution,

      - prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by Consumers (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of old bonds and the amount of old bonds tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

      - a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

      Tenders of old bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

      For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "--Exchange Agent." Any such notice of withdrawal must:

      - specify the name and number of the account at the Book-Entry Transfer Facility from which the old bonds were tendered,

      -     identify the principal amount of the old bonds to be withdrawn, and

      - specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn old bonds and otherwise comply with the procedures of such

            Book-Entry Transfer Facility.

All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by Consumers, whose determination shall be final and binding on all parties. Any old bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any old bonds which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the old bonds as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn old bonds may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

      Notwithstanding any other term of the Exchange Offer, old bonds will not be required to be accepted for exchange, nor will new bonds be issued in exchange for any old bonds, and Consumers may terminate or amend the Exchange Offer as provided herein before the acceptance of such old bonds, if, because of any change in law, or applicable interpretations thereof by the SEC, Consumers determines that it is not permitted to effect the Exchange Offer. Consumers has no obligation to, and will not knowingly, permit acceptance of tenders of old bonds from affiliates of Consumers or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the staff of the SEC, or if the new bonds to be received by such holder or holders of old bonds in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States. Other than the United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approvals to conduct the Exchange Offer.

EXCHANGE AGENT

      JPMorgan Chase Bank, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

      By Certified or Registered Mail:         By Overnight Courier or Hand:
          JPMorgan Chase Bank, N.A.              JPMorgan Chase Bank, N.A.
        Institutional Trust Services           Institutional Trust Services
               P.O. Box 2320                   2001 Bryan Street, 9th Floor
          Dallas, Texas 75221-2320                  Dallas, Texas 75201
           Attention: Beth Mullin                 Attention: Beth Mullin

                         Facsimile Transmission Number:
                                 (214) 468-6494
                          (Eligible Institutions Only)

                              Confirm By Telephone:
                                 (214) 468-6464

FEES AND EXPENSES

      The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Consumers. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telephone, facsimile or in person by officers and regular employees of Consumers.

      Consumers will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Consumers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

      The expenses to be incurred in connection with the Exchange Offer will be paid by Consumers, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

      Consumers will pay all transfer taxes, if any, applicable to the exchange of old bonds pursuant to the Exchange Offer. If, however, new bonds or old bonds for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old bonds tendered, or if tendered old bonds are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old bonds pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF NEW BONDS

      Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, Consumers believes that new bonds issued pursuant to the Exchange Offer in exchange for old bonds may be offered for resale, resold and otherwise transferred by any owner of such new bonds (other than any such owner which is an "affiliate" of Consumers within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new bonds are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such new bonds. Any owner of old bonds who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the new bonds may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988, as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993), Morgan Stanley & Co., Incorporated (available June 5, 1991), Warnaco, Inc. (available June 5, 1991), and Epic Properties, Inc. (available October 21, 1991) or similar no-action letters (collectively the "NO-ACTION LETTERS") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives new bonds for its own account in exchange for old bonds, where such old bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new bonds.

      By tendering in the Exchange Offer, each holder (or DTC participant, in the case of tenders of interests in the global old bonds s held by DTC) will represent to Consumers (which representation may be contained the Letter of Transmittal) to the effect that:

      -     it is not an affiliate of Consumers,

      - it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new bonds to be issued in the Exchange Offer and

      -     it is acquiring the new bonds in its ordinary course of business.

Each holder will acknowledge and agree that any broker-dealer and any such holder using the Exchange Offer to participate in a distribution of the new bonds acquired in the Exchange Offer:

      - could not under SEC policy as in effect on the date of the Registration Rights Agreement rely on the position of the SEC enunciated in the No-Action Letters, and

      - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of new bonds obtained by such holder in exchange for old bonds acquired by such holder directly from Consumers or an affiliate thereof.

      To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the new bonds prior to offering or selling such new bonds. Consumers has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling holders or underwriters in connection with the registration and qualification of the new bonds for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of new bonds to trade the new bonds without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

      Holders of old bonds who do not exchange their old bonds for new bonds pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such old bonds as set forth in the legend thereon as a consequence of the issuance of the old bonds pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old bonds may not be registered under the Securities Act, except pursuant to a transaction not subject to, the Securities Act and applicable state securities laws. Consumers does not currently anticipate that it will register the old bonds under the Securities Act. To the extent that old bonds are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted old bonds could be adversely affected.

              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF OLD BONDS FOR NEW BONDS

      The following summary describes the principal United States federal income tax consequences to holders who exchange old bonds for new bonds pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of old bonds that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the old bonds as capital assets.

      The exchange of old bonds for new bonds pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of an old bond whose old bond is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the new bonds received pursuant to the Exchange Offer will be the same as such holder's tax basis in the old bonds surrendered therefor. A tendering holder's holding period for the new bonds received pursuant to the Exchange Offer will include its holding period for the old bonds surrendered therefor.

      ALL HOLDERS OF OLD BONDS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD BONDS FOR NEW BONDS AND OF THE OWNERSHIP AND DISPOSITION OF NEW BONDS RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NEW BONDS

      The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the old bonds or the new bonds by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the old bonds or the new bonds as capital assets. The discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the old bonds or the new bonds by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the old bonds or the new bonds as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

      PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF NEW BONDS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

      As used herein, the term "UNITED STATES HOLDER" means a beneficial owner of the old bonds or the new bonds that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof,
(iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the old bonds or the new bonds, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

      Interest paid on an old bond or a new bond will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE NEW BONDS

      In general (with certain exceptions described below) a United States Holder's tax basis in a new bond will equal the price paid for the old bonds for which such new bond was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of an old bond or a new bond (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the old bond or the new bond (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of an old bond or a new bond will be capital gain or loss. Such capital gain or loss will generally be long-term capital gain or loss if the United States Holder held such bond (including in the holding period of the new bond, the period during which the United Stated Holder held the old bonds surrendered for it) for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for preferential rates of taxation, which have been reduced for long-term capital gains recognized on or after May 6, 2003 and before January 1, 2009. The deductibility of capital losses is subject to limitations.

BOND PREMIUM

      If a United States Holder acquires a new bond or has acquired an old bond, in each case, for an amount more than its redemption price, the Unites States Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the Internal Revenue Service (the "IRS") consents to a revocation of the election. The basis of a new bond will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

      The purchase of a new bond or the purchase of an old bond other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, if a United States Holder purchases a new bond (or purchased an old bond) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the new bond (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("ACCRUED MARKET DISCOUNT") while the new bond (and its predecessor old bond, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For a new bond or an old bond, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the new bond, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the bond with respect to which it is made (except that an election with respect to the predecessor old bond would also apply to the new bond) and is irrevocable.

      In lieu of including the accrued market discount income at the time of disposition, a United States Holder of a new bond acquired at a market discount (or acquired in exchange for an old bond acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the IRS consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of a new bond (or, where applicable, a predecessor old bond) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount new bond who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such new bond, if any, in an amount not exceeding the accrued market discount on such new bond until the maturity or disposition of such new bond.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      Payments of interest and principal on, and the proceeds of sale or other disposition of the old bonds or the new bonds payable to a United States Holder, may be subject to information reporting requirements and backup withholding at the applicable statutory rate will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives new bonds for its own account pursuant the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the new bonds received in exchange for the old bonds where such old bonds were acquired as a result of market-making activities or other trading activities. Consumers has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      Consumers will not receive any proceeds from any sale of the new bonds by broker-dealers. The new bonds received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transactions, through the writing of options on the new bonds or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new bonds. Any broker-dealer that resells new bonds that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such new bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new bonds and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      For a period of one year after the Expiration Date, Consumers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Consumers has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the new bonds against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL OPINION

      Robert C. Shrosbree, Assistant General Counsel for CMS Energy Corporation, will render opinions as to the legality of the new bonds for Consumers.

      Jay M. Silverman, Director of Tax Planning and Assistant Tax Counsel, will render an opinion regarding tax matters.

                                     EXPERTS

      The consolidated financial statements and schedule of Consumers appearing in Consumers' Annual Report (Form 10-K/A) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, and are based in part on the reports of PricewaterhouseCoopers LLP for 2003 and 2002, an independent registered public accounting firm, and Arthur Andersen LLP (who have ceased operations) for 2001, independent accountants, for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002, not separately presented or incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing in Consumers' Annual Report on Form 10-K/A for the year ended December 31, 2003, which report is incorporated by reference herein. Such financial statements, to the extent they have been included in the financial statements of Consumers, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

      The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, not separately presented or incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      Future consolidated financial statements of Consumers and the reports thereon of Ernst & Young LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The following resolution was adopted by the Board of Directors of Consumers on May 6, 1987:

      RESOLVED: That effective March 1, 1987 the Company shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

      Article XIII, Section 1 of Consumers Bylaws provides:

      The Company may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

      Article V of Consumers Restated Articles of Incorporation reads:

      A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article V, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

      Article VI of Consumers Restated Articles of Incorporation reads:

      Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Company. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VI by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

      Sections 561 through 569 of the Michigan Business Corporation Act provides Consumers with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

      Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 569 of the Michigan Business Corporation Act cited above.

      Officers and directors and Regular Trustees of the trust are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of Consumers or of Consumers' subsidiaries and Consumers' officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at Consumers' request. In addition, Consumers has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 569 of the Michigan Business Corporation Act cited above.

      The amended and restated Declaration of Trust provides that to the fullest extent permitted by applicable law, Consumers shall indemnify and hold harmless each of the Trustees, any Affiliate of the Trustees, any officer, director, shareholder, employee, representative or agent of any Trustee and any employee or agent of the trust or its Affiliates (each an "INDEMNIFIED PERSON"), from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such Indemnified Person by reason the creation, operation or termination of the trust or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the amended and restated Declaration of Trust, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

ITEM 21. EXHIBITS.

      Exhibits listed below which have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this registration statement.

  EXHIBIT
     NO.                                    DESCRIPTION
     ---                                    -----------
*(4)(a)              -- Indenture dated as of January 1, 1996 between Consumers
                        Energy Company and The Bank of New York, as Trustee.
                        (Previously filed with Consumers' Form 10-K for the year
                        ended December 31, 1995 as Exhibit (4)(b).)

                     -- Indentures Supplemental thereto:

*(4)(a)(i)           -- 1st dated as of January 18, 1996 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1995 as Exhibit (4)(b).)

*(4)(a)(ii)          -- 2nd dated as of September 4, 1997 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1997 as Exhibit (4)(a).)

*(4)(a)(iii)         -- 3rd dated as of November 4, 1999 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1999 as Exhibit (4)(a).)

*(4)(a)(iv)          -- 4th dated as of May 31, 2001 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2001 as Exhibit (4)(a).)

*(4)(b)              -- Indenture dated as of February 1, 1998 between Consumers
                        Energy Company and JPMorgan Chase Bank, N.A. (formerly
                        The Chase Manhattan Bank), as Trustee. (Previously filed
                        with Consumers' Form 10-K for the year ended December
                        31, 1997 as Exhibit (4)(c).)

                     -- Indentures Supplemental thereto:

*(4)(b)(i)           -- 1st dated as of May 1, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended March 31,
                        1998 as Exhibit (4)(a).)

*(4)(b)(ii)          -- 2nd dated as of June 15, 1998 (Previously filed with
                        Consumers' Registration Statement on Form S-4 dated July
                        13, 1998 as Exhibit (4)(b).)

*(4)(b)(iii)         -- 3rd dated as of October 29, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1998 as Exhibit (4)(a).)

*(4)(c)              -- Indenture dated as of September 1, 1945, between
                        Consumers Energy Company and JPMorgan Chase Bank, N.A.
                        (successor to City Bank Farmers Trust Company, as
                        Trustee, including therein indentures supplemental
                        thereto through the Forty-third supplemental Indenture
                        dated as of May 1, 1979. (Previously filed with
                        Consumers' Registration Statement No. 2-65973, as
                        Exhibit (b)(1)-(4).)

                     -- Indentures Supplemental thereto:

*(4)(c)(i)           -- 69th dated as of September 15, 1993 (Previously filed
                        with Consumers' Form 8-K dated September 21, 1993 as
                        Exhibit (4).)

*(4)(c)(ii)          -- 70th dated as of February 1, 1998 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1997 as Exhibit (4).)

*(4)(c)(iii)         -- 71st dated as of March 1, 1998 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1997 as Exhibit (4).)

*(4)(c)(iv)          -- 74th dated as of October 29, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1998 as Exhibit (4)(b).)

*(4)(c)(v)           -- 75th dated as of October 1, 1999 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1999 as Exhibit (4)(b).)

*(4)(c)(vi)          -- 77th dated as of October 1, 1999 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1999 as Exhibit (4)(d).)

*(4)(c)(vii)         -- 79th dated as of September 26, 2001 (Previously filed
                        with Consumers' Form 10-Q for the quarter ended
                        September 30, 2001 as Exhibit (4)(b).)

*(4)(c)(viii)        -- 90th dated as of March 30, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended March 31,
                        2003 as Exhibit (4)(d).)

*(4)(c)(ix)          -- 91st dated as of May 23, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2003 as Exhibit (4)(a).)

*(4)(c)(x)           -- 92nd dated as of August 26, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2003 as Exhibit (4)(b).)

*(4)(c)(xi)          -- 93rd dated as of September 17, 2003 (Previously filed
                        with Consumers' Form 10-Q for the quarter ended
                        September 30, 2003 as Exhibit (4)(c).)

*(4)(c)(xii)         -- 94th dated as of November 7, 2003 (Previously filed with
                        Consumers' Registration Statement on Form S-4 dated
                        December 16, 2003 as Exhibit (4)(a)(i).)

*(4)(c)(xiii)        -- 95th dated as of August 3, 2004 (Previously filed with
                        Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xiii).)

*(4)(c)(xiv)         -- 96th dated as of August 17, 2004 (Previously filed with
                        Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xiv).)

*(4)(c)(xv)          -- 97th dated as of September 1, 2004 (Previously filed
                        with Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xv).)

*(4)(c)(xvi)         -- 98th dated as of December 13, 2004 (Previously filed
                        with Consumers' Form 8-K dated December 13, 2004 as
                        Exhibit 4.4)

*(4)(c)(xvii)        -- 99th dated as of January 20, 2005 (Previously filed with
                        Consumers' Form 8-K dated January 20, 2005 as Exhibit
                        4.4)

(4)(d)               -- Form of Series N Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(e)               -- Form of Series O Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(f)              --  Form of Series P Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(g)              --  Registration Rights Agreement dated as of August 17,
                        2004 between Consumers and the Initial Purchasers, as defined therein.

*(4)(h)             --  Instruments defining the rights of security holders,
                        including indentures. Consumers Energy Company hereby
                        agrees to furnish to the SEC upon request a copy of any
                        Instrument covering securities the amount of which does
                        not exceed 10% of the total assets of Consumers Energy
                        Company and its subsidiaries on a consolidated basis.
                        (Previously filed with Consumers' Registration Statement
                        on Form S-3, dated October 20, 1999 as Exhibit (4)(f).)

(5)                 --  Opinion of Robert C. Shrosbree, Assistant General
                        Counsel for CMS Energy

(8)                 --  Opinion of Jay M. Silverman, Tax Counsel for Consumers,
                        regarding tax matters

(12)                --  Statement regarding computation of ratio of earnings to fixed charges

(23)(a)             --  Consent of Robert C. Shrosbree, Assistant General
                        Counsel for CMS Energy (included in Exhibit (5) above).

(23)(b)             --  Consent of Jay M. Silverman, Tax Counsel for Consumers
                        (included in Exhibit (8) above).

(23)(c)             --  Consent of Ernst & Young LLP

(23)(d)             --  Consent of PricewaterhouseCoopers LLP

(24)                --  Powers of Attorney

(25)                --  Statement of Eligibility and Qualification of JPMorgan
                        Chase Bank, N.A.

(99)(a)             --  Form of Letter of Transmittal

(99)(b)             --  Certification of Taxpayer Identification Number on
                        Substitute Form W-9

(99)(c)             --  Form of Notice of Guaranteed Delivery

----------

* Previously filed.

ITEM 22. UNDERTAKINGS.

      The undersigned registrants hereby undertake:

      (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

      (3) To respond to requests for information that is incorporated by reference in to the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Form S-4 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, and State of Michigan, on the 31st day of January, 2005.

                                             Consumers Energy Company

                                             By: /s/ Thomas J. Webb
                                                 -------------------------------
                                                 Thomas J. Webb
                                                 Executive Vice President and
                                                 Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Form S-4 Registration Statement has been signed below by the following persons in the capacities indicated on the 31st day of January, 2005.

NAME                                                        TITLE
----                                                        -----
(i)   PRINCIPAL EXECUTIVE OFFICER:

      /s/  DAVID W. JOOS                            Chief Executive Officer
---------------------------------
           David W. Joos

(ii)  PRINCIPAL FINANCIAL OFFICER:

      /s/  THOMAS J. WEBB                           Executive Vice President and
---------------------------------                   Chief Financial Officer
           Thomas J. Webb

(iii) CONTROLLER OR PRINCIPAL ACCOUNTING OFFICER

      /s/  GLENN P. BARBA                           Vice President, Controller
---------------------------------                   and Chief Accounting Officer
           Glenn P. Barba

               *
---------------------------------
      (Merribel S. Ayers)                           Director

               *
---------------------------------
           (Earl D. Holton)                         Director

               *
---------------------------------
          (David W. Joos)                           Director

               *
---------------------------------
      (Michael T. Monahan)                          Director

               *
---------------------------------
      (Joseph F. Paquette, Jr.)                         Director


---------------------------------
        (William U. Parfet)                             Director

               *
---------------------------------
         (Percy A. Pierre)                              Director

               *
---------------------------------
      (S. Kinnie Smith, Jr.)                            Director


---------------------------------
         (Kenneth L. Way)                               Director

               *
---------------------------------
         (Kenneth Whipple)                              Director

               *
---------------------------------
         (John B. Yasinsky)                             Director

*By:  /s/ Thomas J. Webb
      ---------------------------
      Thomas J. Webb
      Attorney in-fact

                                  EXHIBIT INDEX

      Exhibits listed below which have been previously filed with the SEC are incorporated herein by reference with the same effect as if filed with this registration statement.

  EXHIBIT
     NO.                                    DESCRIPTION
     ---                                    -----------

*(4)(a)        --       Indenture dated as of January 1, 1996 between Consumers
                        Energy Company and The Bank of New York, as Trustee.
                        (Previously filed with Consumers' Form 10-K for the year
                        ended December 31, 1995 as Exhibit (4)(b).)

               --       Indentures Supplemental thereto:

*(4)(a)(i)     --       1st dated as of January 18, 1996 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1995 as Exhibit (4)(b).)

*(4)(a)(ii)    --       2nd dated as of September 4, 1997 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1997 as Exhibit (4)(a).)

*(4)(a)(iii)   --       3rd dated as of November 4, 1999 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1999 as Exhibit (4)(a).)

*(4)(a)(iv)    --       4th dated as of May 31, 2001 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2001 as Exhibit (4)(a).)

*(4)(b)        --       Indenture dated as of February 1, 1998 between Consumers
                        Energy Company and JPMorgan Chase Bank, N.A. (formerly
                        The Chase Manhattan Bank), as Trustee. (Previously filed
                        with Consumers' Form 10-K for the year ended December
                        31, 1997 as Exhibit (4)(c).)

               --       Indentures Supplemental thereto:

*(4)(b)(i)     --       1st dated as of May 1, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended March 31,
                        1998 as Exhibit (4)(a).)

*(4)(b)(ii)    --       2nd dated as of June 15, 1998 (Previously filed with
                        Consumers' Registration Statement on Form S-4 dated July
                        13, 1998 as Exhibit (4)(b).)

*(4)(b)(iii)   --       3rd dated as of October 29, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1998 as Exhibit (4)(a).)

*(4)(c)        --       Indenture dated as of September 1, 1945, between
                        Consumers Energy Company and JPMorgan Chase Bank, N.A.
                        (successor to City Bank Farmers Trust Company, as
                        Trustee, including therein indentures supplemental
                        thereto through the Forty-third supplemental Indenture
                        dated as of May 1, 1979. (Previously filed with
                        Consumers' Registration Statement No. 2-65973, as
                        Exhibit (b)(1)-(4).)

               --       Indentures Supplemental thereto:

*(4)(c)(i)     --       69th dated as of September 15, 1993 (Previously filed
                        with Consumers' Form 8-K dated September 21, 1993 as
                        Exhibit (4).)

*(4)(c)(ii)    --       70th dated as of February 1, 1998 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1997 as Exhibit (4).)

*(4)(c)(iii)   --       71st dated as of March 1, 1998 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1997 as Exhibit (4).)

*(4)(c)(iv)    --       74th dated as of October 29, 1998 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        1998 as Exhibit (4)(b).)

*(4)(c)(v)     --       75th dated as of October 1, 1999 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1999 as Exhibit (4)(b).)

*(4)(c)(vi)    --       77th dated as of October 1, 1999 (Previously filed with
                        Consumers' Form 10-K for the year ended December 31,
                        1999 as Exhibit (4)(d).)

*(4)(c)(vii)   --       79th dated as of September 26, 2001 (Previously filed
                        with Consumers' Form 10-Q for the quarter ended
                        September 30, 2001 as Exhibit (4)(b).)

*(4)(c)(viii)  --       90th dated as of March 30, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended March 31,
                        2003 as Exhibit (4)(d).)

*(4)(c)(ix)    --       91st dated as of May 23, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2003 as Exhibit (4)(a).)

*(4)(c)(x)     --       92nd dated as of August 26, 2003 (Previously filed with
                        Consumers' Form 10-Q for the quarter ended September 30,
                        2003 as Exhibit (4)(b).)

*(4)(c)(xi)    --       93rd dated as of September 17, 2003 (Previously filed
                        with Consumers' Form 10-Q for the quarter ended
                        September 30, 2003 as Exhibit (4)(c).)

*(4)(c)(xii)   --       94th dated as of November 7, 2003 (Previously filed with
                        Consumers' Registration Statement on Form S-4 dated
                        December 16, 2003 as Exhibit (4)(a)(i).)

*(4)(c)(xiii)  --       95th dated as of August 3, 2004 (Previously filed with
                        Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xiii).)

*(4)(c)(xiv)   --       96th dated as of August 17, 2004 (Previously filed with
                        Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xiv).)

*(4)(c)(xv)    --       97th dated as of September 1, 2004 (Previously filed
                        with Consumers' Registration Statement on Form S-3 dated
                        November 18, 2004 as Exhibit (4)(e)(xv).)

*(4)(c)(xvi)   --       98th dated as of December 13, 2004 (Previously filed
                        with Consumers' Form 8-K dated December 13, 2004 as
                        Exhibit 4.4)

*(4)(c)(xvii)  --       99th dated as of January 20, 2005 (Previously filed with
                        Consumers' Form 8-K dated January 20, 2005 as Exhibit
                        4.4)

(4)(d)         --       Form of Series N Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(e)         --       Form of Series O Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(f)         --       Form of Series P Bond (included in Exhibit (4)(c)(xvii)
                        above.)

(4)(g)         --       Registration Rights Agreement dated as of August 17,
                        2004 between Consumers and the Initial Purchasers, as
                        defined therein.

*(4)(h)        --       Instruments defining the rights of security holders,
                        including indentures. Consumers Energy Company hereby
                        agrees to furnish to the SEC upon request a copy of any
                        Instrument covering securities the amount of which does
                        not exceed 10% of the total assets of Consumers Energy
                        Company and its subsidiaries on a consolidated basis.
                        (Previously filed with Consumers' Registration Statement
                        on Form S-3, dated October 20, 1999 as Exhibit (4)(f).)

(5)            --       Opinion of Robert C. Shrosbree, Assistant General
                        Counsel for CMS Energy

(8)            --       Opinion of Jay M. Silverman, Tax Counsel for Consumers,
                        regarding tax matters

(12)           --       Statement regarding computation of ratio of earnings to
                        fixed charges

(23)(a)        --       Consent of Robert C. Shrosbree, Assistant General
                        Counsel for CMS Energy (included in Exhibit (5) above).

(23)(b)        --       Consent of Jay M. Silverman, Tax Counsel for Consumers
                        (included in Exhibit (8) above).

(23)(c)        --       Consent of Ernst & Young LLP

(23)(d)        --       Consent of PricewaterhouseCoopers LLP

(24)           --       Powers of Attorney

(25)           --       Statement of Eligibility and Qualification of JPMorgan
                        Chase Bank, N.A.

(99)(a)        --       Form of Letter of Transmittal

(99)(b)        --       Certification of Taxpayer Identification Number on
                        Substitute Form W-9

(99)(c)        --       Form of Notice of Guaranteed Delivery

----------

* Previously filed.